Exhibit 99.1

RWD Announces Appointment of Michael Bray as

President of the Enterprise Systems Group

BALTIMORE, MD — July 10, 2003 — RWD Technologies (Nasdaq: RWDT), a leading integrator of business and technology solutions, today announced that Mr. Michael Bray will succeed Mr. Dana Sohr, as President of RWD’s Enterprise Systems group.  Mr. Bray was also elected to serve on RWD’s Board of Directors.  Mr. Sohr resigned as an officer and director of RWD to pursue other interests.

Since joining RWD in 1995, Mr. Bray has served in a variety of capacities. Most recently, as Senior Vice President for the Enterprise Systems group, he led the organization in providing a wide range of human performance consulting services.  He also has been instrumental in broadening and solidifying RWD’s relationship with SAP in the U.S. and Europe.

“Mike Bray’s strategic thinking and vision for the organization make him the clear choice to lead RWD’s Enterprise Systems group,” said Dr. Robert W. Deutsch, Chairman and CEO of RWD.  “He has done an excellent job of developing and strengthening our relationships with our clients and strategic partners throughout North America and Europe.  I am confident that under Mike’s leadership, RWD’s Enterprise Systems group will continue to excel in providing support services to the end users of ERP systems.”

Dr. Deutsch added, “Dana Sohr has done a fine job in expanding the capabilities of Enterprise Systems.  He has solidified RWD’s reputation around the world as the pre-eminent provider of solutions that help end users of complex software technology.  He has helped expand our international markets, deepen our relationships with key partners such as SAP, and bring innovative new approaches to our customers.  In addition, Dana has led RWD’s efforts to develop products such as RWD Info Pak®, which now accounts for more than 25 percent of Enterprise Systems’ revenue. His presence will be missed.”

In announcing his resignation, Mr. Sohr stated, “This was a difficult decision. I have enjoyed my time at RWD immensely, and I thank Dr. Deutsch for giving me this opportunity.  I wish him and the Company the best of luck as he continues to drive the Company forward.”

About RWD Technologies, Inc.

RWD Technologies, Inc. (Nasdaq: RWDT) is a professional services and products company with headquarters in Baltimore, Maryland, U.S.A., that provides a broad range of technology solutions to the business problems confronting Fortune 1000 companies. RWD has three operational segments: Performance Solutions, Enterprise Systems, and

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Applied Technology Solutions. Established in 1988, RWD has 12 offices in the United States, 3 offices in Europe, and one office in both Canada and Singapore. RWD provides services that increase productivity and reduce operating costs for companies in more than 20 industries. Information about RWD can be found at the Corporation’s World Wide Web site:  www.rwd.com.

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Copyright ® 2003 RWD Technologies, Inc. All rights reserved.

RWD, RWD Technologies, RWD Technologies, Inc. and RWD Info Pak are registered trademarks of RWD Technologies Inc. in the United States and in several other countries. All other products and names mentioned herein are or may be the trademarks of their respective owners.

For more information:

Laurens MacLure, Jr.

Vice President & General Counsel

mmaclure@rwd.com

410-869-7082

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